THERMAL INDUSTRIES, INC.
                       301 Brushton Avenue
                 Pittsburgh, Pennsylvania 15221
                         (412) 244-6400
               __________________________________

                  SUPPLEMENT TO PROXY STATEMENT
                        dated May 6, 1997

                               for

                 SPECIAL MEETING OF SHAREHOLDERS
                   To Be Held on May 22, 1997

               __________________________________

          Thermal Industries, Inc. (the "Company") received the following letter dated May 6, 1997 from Quest Advisory Corp., a holder of approximately 7.3% of the Company's Common Stock:


     Board of Directors
     Thermal Industries, Inc.
     301 Brushton Avenue
     Pittsburgh, PA 15221-2168

     Gentlemen:

          I am writing to request clarification of certain important issues in the third Preliminary Proxy
     Statement Schedule 14A that Thermal Industries filed with the Securities and Exchange Commission on April
     29, 1997.

          On page 14 (of a copy downloaded from the EDGAR system), the Proxy Statement states that:

     "Thermal's Board has determined to take no action with respect to the Hicks Muse Proposal. . . The Board made its determination and took these actions because of (i) the position of the principal shareholders regarding the HIG Merger and the Hicks Muse Proposal, (ii) the importance of avoiding exposing the Company to paying a substantial fee to HIG pursuant to the HIG Merger Agreement and (iii) uncertainty regarding the effect upon the Hicks Muse Proposal, including whether the $19 per share offered price would be reduced, if Thermal became obligated to pay a significant fee to HIG pursuant to the HIG Merger Agreement."

          The Proxy Statement then goes on to spell out the provisions that would obligate Thermal to pay HIG $5 million and reimburse its expenses up to $500,000.
     None of these provisions bar the Board from exploring further the Hicks Muse Proposal in accordance with the Board's fiduciary duties. Indeed, these fiduciary duties are explicitly referenced on page 26:

     Nonsolicitation. The Merger Agreement provides that Thermal and its respective subsidiaries will not, directly or indirectly, authorize or permit any of its officers, directors, employees, representatives and agents to solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal, or agree to or endorse any takeover proposal or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal, EXCEPT TO THE EXTENT THERMAL'S BOARD MAY PROVIDE SUCH INFORMATION AS MAY BE REQUIRED BY ITS FIDUCIARY DUTIES. . ." (emphasis added).


     (1) Did the Board obtain independent legal advice to determine if the Board's fiduciary duties required it to obtain further information on the Hicks Muse Proposal? If the Board did not, what was the reason it did not do so? Why were these important issues not explored in the Proxy Statement?

     (2) We have been reliably informed that the $19 per share offer was indeed net of all break-up fees. Does the Board not consider that resolution of this point clearly material to an informed vote of the shareholders at the proposed special meeting?

     This seems particularly true because--absent the break-up fee--the Hicks Muse offer is worth about $21.50 per share, 43% more than the HIG offer. Do you not agree that information of this type would be materially useful to shareholders with respect to their decisions on appraisal rights?

     (3)  According to the Proxy Statement, HIG was offered

     "an exclusivity period of approximately one month to perform due diligence, negotiate the acquisition and [demonstrate financial ability]".

     Hicks Muse has requested a 10-day period to do its own due diligence. Under the circumstances, why should the Board not allow this to take place, given their fiduciary responsibilities?

          It seems to us particularly bizarre that the Board has acquiesced to the notion that the principal shareholders (in their fiduciary roles as members of the Board of Directors) could possibly have formed the belief:

     "that HIG would represent a better strategic fit for Thermal and the HIG Merger would be better for Thermal's employees and the communities in which Thermal is located."

     if the principal shareholders have not even explored the proposal with Hicks Muse in their Board roles.

          Indeed, the Board itself has noted the importance of examining such offers carefully in the section entitled "Recommendation of the Board and Reasons for the Merger":

     "The Board believes that the sale of the Company is the best way to maximize the value of Thermal's stock for its shareholders."

     "In evaluating...whether or not to authorize and approve the Company's entering into [the HIG agreement] and to recommend to the shareholders that they vote for such a merger, the Board Considered (sic) a number of factors."

     The first, or "relatively most important" one was:

     "(i) the absence of any firm offers or indications of interest to purchase Thermal from third parties at a price equal to or exceeding the Merger Consideration."

          As beneficial shareholders of approximately 7.3% of Thermal's shares, we have our own fiduciary responsibilities to examine these important issues. We regard that the Board's response to these questions is material to decisions that will be made by all shareholders and should, as a matter of fairness, be included in t he final proxy material.

          Given the information so far provided to us in the Preliminary Proxy Statement, we intend to vote against the Merger Agreement and perfect our appraisal rights.

                                        Sincerely,

                                        W. Whitney George
                                        Managing Director


          The Company issued the following response to the three questions raised in the above letter:

          (1) The reasons for the Board of Directors' actions regarding the Hicks Muse proposal are set forth on page 9 in the Proxy
             Statement:

                  "The Board made its determination and took these actions because of (i) the position of the principal shareholders regarding the HIG Merger and the Hicks Muse Proposal, (ii) the importance of avoiding exposing the Company to paying a substantial fee to HIG pursuant to the HIG Merger agreement and (iii) uncertainty regarding the effect upon the Hicks Muse Proposal, including whether the $19 per share offered price would be reduced, if Thermal became obligated to pay a significant fee to HIG pursuant to the HIG Merger agreement."

          (2) The Board of Directors' belief regarding the Hicks Muse proposal and the break-up fees are set forth in the sentence quoted above. Since the Board of Directors has not received any additional information from Hicks Muse regarding this issue, it cannot provide any additional comment on this issue.

          (3) The reasons for the Board of Directors' actions are set forth in the material above quoted from the Proxy Statement.



May 7, 1997